UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
The RBB Fund, Inc.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

[            ], 2016

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new trading advisory agreement with an existing trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with an existing trading adviser of the Fund due to a change of control of the existing trading adviser.  The approval of the new trading advisory agreement with the existing trading adviser as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials.  Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com/

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

[                ], 2016

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Cantab Capital Partners LLP (“Cantab”) and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland.  The Company currently consists of 27 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective.  The Fund seeks to achieve its investment objective by allocating its assets between a “Managed Futures” strategy and a “Fixed Income” strategy.  The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser.

In addition to Cantab, the Fund’s Trading Advisers consist of the following, existing Trading Advisers: Altis Partners (Jersey) Limited, Conquest Capital LLC, Eclipse Capital Management, Inc., Graham Capital Management, LP, Harmonic Capital Partners LLP, P/EGlobal, LLC, Revolution Capital Management, LLC, and Trigon Investment Advisors LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as

(i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the “CFTC”) as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (“SEC”) as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund’s assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund’s Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to “cover” open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund’s derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary’s assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund’s investment objective, policies, strategies and restrictions, and monitors each Trading Adviser’s adherence to its investment style. The Board of Directors of the Company (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser’s view of the Trading Adviser’s current opportunities, changes in a Trading Adviser’s personnel or a Trading Adviser’s adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.97% of the Fund’s average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund currently offers three classes of shares: Class I Shares, Class A Shares and Class C Shares. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.99%, 2.24% and 2.99% of the Fund’s average daily net assets attributable to Class I Shares, Class A Shares and Class C Shares, respectively. In determining the Adviser’s obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.99%, 2.24% or 2.99%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2017 and may not be terminated without the approval of the Board. If at any time the Advisory Agreement is in effect, the Fund’s total annual fund operating expenses for a year are less than 1.99%, 2.24% or 2.99%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser if such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. With interest expense included, the Fund’s net expense ratios are 2.01% for Share Class I , 2.26% for Share Class A and 3.01% for Share Class C, net of the expense reimbursement.

Cantab Capital Partners LLP and the Cantab Agreement

At a special meeting of the Board held on September 22, 2016, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Adviser, Cantab and the Subsidiary (the “Cantab Agreement”).  The Cantab Agreement became effective on October 3, 2016.

The meeting was called to consider a proposal necessitated by a change of control of ownership of Cantab.   On October 3, 2016, GAM Systematic Holding Limited and GAM (U.K.) Limited, both subsidiaries of GAM Holding AG (together “GAM”) completed an acquisition of Cantab (the “Transaction”). GAM acquired 100% of Cantab’s investment management business, except for 40% of future performance fees, which were retained by Cantab’s partners.

From inception of the Fund through October 3, 2016, Cantab was a trading adviser to the Subsidiary pursuant to a trading advisory agreement among the Adviser, Cantab and the Subsidiary.  As a result of the Transaction, it was deemed a change in control of Cantab and, in accordance with the terms of the prior agreement between the Adviser, Cantab and the Subsidiary, the prior agreement automatically terminated. As it was expected that Cantab would continue to operate independently and the portfolio management team would continue to manage the Fund following the Transaction, the Board agreed with the Advisor’s recommendation that approval of the Cantab Agreement would provide continuity of investment management and would be in the best interests of shareholders. The Board’s approval of a new trading advisory agreement was necessary for Cantab to continue to serve as a trading adviser responsible for managing a portion of the Subsidiary’s assets. The change of control is not expected to have any material impact on Cantab’s investment philosophy or management approach or on how Cantab manages its portion of the Subsidiary’s assets.

The terms of the Cantab Agreement are identical to the terms of the prior trading advisory agreement with respect to services provided by Cantab. In addition, the trading advisory fees payable to Cantab by the Adviser under the Cantab Agreement are identical to the fees payable under the prior trading advisory agreement.

The Cantab Agreement provides that Cantab shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Cantab Agreement and the Supplemental Trading Agreement entered into by the Adviser and Cantab in relation to the Allocated Assets and in accordance with (i) all governmental, regulatory and self-regulatory laws, rules and regulations applicable to Cantab (collectively “Applicable Law”), including, if applicable, the Commodity Exchange Act, as amended, and the rules and regulations promulgated by the CFTC thereunder (collectively the “CEA”); (ii) subject to the Cantab’s best execution and conflicts of interests policies as amended from time to time; (iii) with the care, skill, prudence and diligence that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and, at a minimum, with the same care, skill, prudence and diligence that Cantab uses in managing the assets of any other account or entity; and (iv) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors that have been furnished in writing to Cantab.

The Cantab Agreement provides that Cantab may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Cantab, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Cantab further agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Cantab will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of the Subsidiary’s assets. Cantab currently believes and represents that such CFTC or exchanged imposed speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Cantab’s current accounts and all proposed accounts for which Cantab has a contract to act as a CTA.

The Cantab Agreement provides that it will continue in effect for an initial term ending August 16, 2017, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Cantab, cast in person at a meeting called for the purpose of voting on such approval.  The Cantab Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days’ written notice to Cantab, by Cantab upon 60 days’ written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Cantab, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Cantab Agreement also automatically terminates upon termination of the Advisory Agreement.

The Cantab Agreement provides that Cantab shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Cantab be liable for any loss arising out of any act or omission taken by another trading advisor, or any other third party, in respect of any portion of the Fund’s assets not managed by Cantab.

The Cantab Agreement provides that Cantab shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Company, the Fund and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of Cantab’s breach of the Cantab Agreement or its representations and warranties therein or as a result of Cantab’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Cantab Agreement provides that the Adviser shall indemnify Cantab, its affiliates and its controlling persons (the “Cantab Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of the Cantab Agreement or its representations and warranties therein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Cantab Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Cantab’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Cantab.  Cantab is a Cambridge-based Limited Liability Partnership (LLP) formed in 2006. Cantab’s main office is located at City House, 126-130 Hills Road, Cambridge, CB2 1RE, UK. Cantab is a wholly-owned subsidiary of GAM Holdings, AG, a Zurich based global asset management firm located at Hardstrasse 201 P.O. Box 8037 Zurich, Switzerland. Cantab is registered with the CFTC as a CTA and CPO, is a member of the NFA and is regulated by the Financial Conduct Authority in the United Kingdom . Cantab’s investment philosophy is based on a multi-strategy, multi-asset approach looking to identify several distinct sources of return from persistent statistical relationships between assets.  As of September 1, 2016, Cantab had approximately $4.2 billion in assets under management. The Fund is the only mutual fund for which Cantab provides advisory services.

Portfolio Managers.

Dr. Ewan Kirk — CIO: Dr. Kirk’s daily focus is on research and development, risk management and managing Cantab’s quantitative team. Dr. Kirk’s background is in mathematics where he received a PhD from the University of Southampton, a Certificate in Advanced Study

in Applied Mathematics from the University of Cambridge and achieved a First Class degree in Natural Philosophy and Astronomy from the University of Glasgow. Previously, Dr. Kirk ran the Goldman Sachs Strategies Group in Europe where he was responsible for all of Goldman Sachs’ quantitative technology.

Dr. Tom Howat —CTO: Dr. Howat heads the team of programmers responsible for Cantab’s ongoing infrastructural development. Prior to joining Cantab, Dr. Howat spent seven years at Trinity College, Cambridge, obtaining degrees in Mathematics and a PhD in Mathematical Biology.

Dr. Matthew Killeya — Head of Research : Dr. Killeya works on all aspects of program and portfolio construction including development of new strategies. Dr. Killeya has a PhD in Bayesian statistics from Durham University where he also obtained a first class Master of Mathematics degree receiving a special prize for the top final year dissertation. Prior to joining Cantab, Dr. Killeya was a senior managing researcher at Winton Capital Management.

Dr. Genia Diamond — Head of Business Development: Dr. Diamond is responsible for all investor-related activities. Dr. Diamond has a PhD in linguistics from the Moscow State University, an MBA from Erasmus University in the Netherlands and achieved an MA (Honours) in Linguistics & Culture Studies from the Moscow State University. Dr. Diamond started her career in asset management as a senior hedge fund researcher at PAAMCO. Later, Dr. Diamond had positions at Solent Capital, BlueCrest Capital and OMAM UK before joining Cantab in 2011.

Adam Glinsman — Co-Head, GAM Systematic: Mr. Glinsman focuses on the management and evolution of all non-investment aspects of the business. After a career in institutional equities, between 2003 and 2009 Mr. Glinsman was COO and Partner of Lansdowne Partners. He was also a member of the Management Committee with primary responsibility for Business Management and Development, and Enterprise Risk. Mr. Glinsman has a BSc (Econ.) with First Class Honours from the London School of Economics and an MPhil in International Relations from Cambridge University.

Fraser McIntyre — Chief Operating Officer. Mr. McIntyre oversees all operational areas of the business, including finance, operations, legal and compliance. Mr. McIntyre is a qualified Chartered Accountant with fifteen years of experience in the hedge fund industry. Mr. McIntyre started his career in the Prime Broking divisions at Goldman Sachs and UBS, followed by a series of COO/CFO roles at single managers, most recently at Meditor Capital Management in London. Mr. McIntyre has a degree in Business Studies and Accounting from the University of Edinburgh.

Principal Executive Officers and Directors.  Set forth below in alphabetical order is a list of each executive officer and director of Cantab indicating position(s) held with Cantab.  The address of each individual is c/o Cantab at the address noted above.

Name	Position(s) Held with Cantab
Genia Diamond	Head of Business Development
Adam Glinsman	Co-Head, GAM Systematic
Tom Howat	Chief Technology Officer
Matthew Killeya	Head of Research
Ewan Kirk	Chief Investment Officer
Fraser McIntyre	Chief Operating Officer
Andrew Radford	Senior Legal Counsel and Compliance Officer

Other Advisory Clients. Cantab does not act as investment adviser or sub-adviser to another registered investment company having a similar investment objective to that of the Fund.

Board’s Considerations in Approving the Cantab Agreement

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Cantab Agreement at a meeting held on September 22, 2016 (the “Meeting”).  In considering the Cantab Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting.  The Board considered the fact that the change of control is not expected to affect the manner in which the Fund and Subsidiary are managed and the fact that the fee structure under the Cantab Agreement would be identical to the fee structure under the prior agreement.  Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Cantab; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) the investment philosophies and processes of Cantab; (iv) assets under management and client descriptions of Cantab; (v) soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions for Cantab; (vi) Cantab’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Cantab’s compliance procedures; (viii) financial information and insurance coverage of Cantab and (ix) a report comparing the performance of Cantab to the performance of the Fund’s benchmark.

The Board considered the nature, extent, and quality of services to be provided by Cantab.  The Board concluded that Cantab had substantial resources to provide services to the Fund.  The Board also considered the fees payable under the proposed Cantab Agreement.  In this regard, the Board noted that the fees for Cantab were payable by Abbey Capital.

After reviewing the information regarding costs, profitability and economies of scale of Cantab, and after considering the services to be provided by Cantab, the Board concluded that the trading advisory fees to be paid by the Adviser to Cantab were fair and reasonable and that the Cantab Agreement should be approved for an initial period ending August 16, 2017.

Additional Information

Advisory and Trading Advisory Fees.  For the fiscal year ended August 31, 2016, after waivers, the Fund paid advisory fees to the Adviser of $8,995,921, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $3,762,217.

As of November 30, 2016 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund.  For the fiscal year ended August 31, 2016, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement.  Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser’s principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of September 30, 2016, the Adviser had over $3.6 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the National Futures Association. Abbey Capital serves as the Fund’s and Subsidiary’s investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature.  The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Financial Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Denise McPhillips	Chief Compliance Officer
Andrew Meleady	Chief Operating Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund’s initial shareholders approved an advisory fee level of 1.97% of the average daily net assets of the Fund, which represents the advisory fee to be paid to the Adviser. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days’ written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator.  U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports.  The Fund will furnish, without charge, copies of its August 31, 2016 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202.

Share Ownership Information.  This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above.  On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	64,111,558
Class A	1,526,707
Class C	540,026

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of November 30, 2016
Abbey Capital Futures Strategy Fund — Class I	Charles Schwab & Co., Inc. Special Custody Acct FBO Customers ATTN: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4122	20,919,280	32.63%

Abbey Capital Futures Strategy Fund — Class I	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	11,490,367	17.92%

Abbey Capital Futures Strategy Fund — Class I	Merrill Lynch Pierce Fenner & Smith 4800 Deer Lake Drive East Jacksonville, FL 32246-6484	6,989,910	10.90%

Abbey Capital Futures Strategy Fund — Class I	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd	6,844,324	10.68%

	Jersey City, NJ 07310

Abbey Capital Futures Strategy Fund — Class I	Well Fargo Bank NA FBO Omnibus Account Cash/Cash P.O. Box 1533 Minneapolis, MN 55480-1533	4,159,674	6.49%

Abbey Capital Futures Strategy Fund — Class I	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	3,639,162	5.68%

Abbey Capital Futures Strategy Fund — Class I	Raymond James Omnibus for Mutual Funds 880 Carillon Parkway St. Petersburg, FL 33716-1102	3,346,766	5.22%

Abbey Capital Futures Strategy Fund — Class A	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	716,653	46.94%

Abbey Capital Futures Strategy Fund — Class A	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd Jersey City, NJ 07310	312,694	20.48%

Abbey Capital Futures Strategy Fund — Class A	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	308,216	20.19%

Abbey Capital Futures Strategy Fund — Class A	Charles Schwab & Co., Inc. Special Custody Account FBO Customers 101 Montgomery Street San Francisco, CA 94104-4151	132,049	8.65%

Abbey Capital Futures Strategy Fund — Class C	Morgan Stanley Smith Barney LLC Special Custody Acct For The Exclusive Benefit Of Customers Of MSSB 1300 Thames St Wharf, 6th Floor Baltimore, MD 21231-3496	370,185	68.55%

Abbey Capital Futures Strategy Fund — Class C	UBS WM USA Omni Account M/F 1000 Harbor Blvd, 5th Floor Weehawken, NJ 07086	132,613	24.56%

Abbey Capital Futures Strategy Fund — Class C	National Financial Services LLC For The Exclusive Benefit Of Our Customers ATTN: Mutual Funds Department, 4th Floor 499 Washington Blvd Jersey City, NJ 07310	28,536	5.28%

Procedures for Shareholder Communications with the Board.  The Board will receive and review written correspondence from shareholders.  Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address.  The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board.  Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable.  The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals.  The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law.  Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors.  Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting.  The timely submission of a proposal does not guarantee its consideration at the meeting.